UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 11, 2024

Avangrid, Inc.

(Exact name of registrant as specified in its charter)

New York	001-37660	14-1798693
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

180 Marsh Hill Road Orange, Connecticut	06477
(Address of principal executive offices)	(Zip Code)

(207) 629-1190

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AGR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 11, 2024, the Board of Directors (the “Board”) of Avangrid, Inc. (the “Company”) approved the Company entering into an indemnification agreement (the “Indemnification Agreement”) with its directors and certain officers (each an “indemnitee”) substantially in the form previously approved by the Board. The entry into the Indemnification Agreements was approved in order to reflect current market indemnification practices.

On April 11, 2024, the Company entered into the Indemnification Agreement with each person serving as a director and certain officers as of those dates. The Indemnification Agreement requires the Company to indemnify an indemnitee, to the fullest extent permitted by applicable law, for all expenses (including all reasonable attorneys’ fees, court costs, fees of experts and other professionals, and ERISA excise taxes), judgments, fines and settlement amounts actually and reasonably incurred in any action or proceeding if the indemnitee is or was, or is threatened to be made a party to or participant in, any action, proceeding or investigation by reason of or arising out of an indemnifiable event, which includes any event related to the fact that indemnitee is or was a director or officer of the Company, by reason of any action or inaction by indemnitee in such capacity, in each case whether or not serving in such capacity at the time any such indemnifiable event occurred.

The foregoing summary and description of the provisions of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Indemnification Agreement, a copy of which is filed as Exhibit 10.1 with this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

As announced on March 7, 2024, the Board’s Unaffiliated Committee (the “Committee”) is currently evaluating the non-binding proposal from Iberdrola, S.A. on March 6, 2024 to acquire all of the issued and outstanding shares of common stock of the Company not owned by Iberdrola, S.A. or its affiliates for $34.25 in cash per share. No decision has yet been made with respect to Company’s response to the proposal or any alternatives thereto. The Board cautions that it has only received a proposal, which does not constitute an offer or proposal capable of acceptance and may be withdrawn at any time and in any manner. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that the transaction proposed in the proposal or any other transaction will be approved or completed. The Company is not obligated to disclose any further developments or updates on the progress of the proposed transaction until either the Company enters into a definitive agreement, or the Committee determines no such transaction will be approved.

As a result, the Company determined to delay its annual meeting of shareholders. Accordingly, the annual meeting will not be held in June or July as has been the Company’s historical practice.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit 10.1	Form of Indemnification Agreement between Avangrid, Inc. (formerly Iberdrola USA, Inc.) and its directors and officers (incorporated herein by reference to Exhibit 10.32 to Form S-4/A filed with the Securities and Exchange Commission on October 21, 2015).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANGRID, INC.

By:	/s/ R. Scott Mahoney
Name:	R. Scott Mahoney
Title:	Senior Vice President – General Counsel and Corporate Secretary

Dated: April 15, 2024

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